Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Crescent Energy Company for the registration of its common stock and the related Registration Statement (Form S-4) of Crescent Energy Company for the registration of its common stock and related Joint Proxy Statement/Prospectus and to the incorporation by reference therein of our reports dated February 24, 2025, with respect to the consolidated financial statements of Vital Energy, Inc., and the effectiveness of internal control over financial reporting of Vital Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

September 19, 2025